FOR IMMEDIATE RELEASE

Contact:Jill Swartz
Spotlight Communications
(949) 427-5172 ext. 701
Jill@spotlightmarcom.com

John Alderfer
President, MVP REIT, Inc.
(702) 534-5577
jalderfer@mvpreit.com

MVP REIT’s Board of Directors Approves
6 Percent Annualized Distribution Rate Paid Monthly

LAS VEGAS, Nev. (Dec. 21, 2012) – MVP REIT, Inc., a publicly registered, non-traded hybrid real estate investment trust, announced today that its board of directors has approved a monthly distribution equal to an annualized distribution rate of 6 percent, or $0.045 per share, assuming a purchase price of $9.00 per share.  The first distribution will be paid on January 10, 2013 to stockholders of record on the close of business on December 26, 2012.

MVP REIT anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day).  The initial distributions are expected to be paid from offering proceeds rather than funds from operations and therefore may represent a return of capital.

No assurance can be given that distributions will continue to be paid at this rate.  The board of directors may at any time change the distribution rate or suspend payment of distributions if it determines that such action is in the best interest of MVP REIT and its shareholders.

About MVP REIT, Inc.

MVP REIT intends to operate as a non-traded hybrid real estate investment trust. It is currently conducting a public offering of up to 55,555,556 shares of its common stock at $9.00 per share and up to an additional 5,555,556 shares of its common stock for issuance under its distribution reinvestment plan at $9.00 per share.

MVP REIT intends to use the proceeds from the offering to invest in a diversified portfolio of income- producing commercial real estate properties and loans secured by income-producing commercial real estate as well as to pay expenses and fees associated with the offering. MVP REIT intends to primarily focus its activities on assets located in the Western and Southwestern United States.

Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “project”, “should”, “will”, and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions, including the likelihood of a prolonged economic slowdown or recession; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; and the performance of real estate assets and loans after they are acquired. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

MVP REIT, Inc.
8880 W. Sunset Road, Suite 240   Las Vegas, Nevada  89148